EXHIBIT 2


                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement") dated as of July 27, 1996, is made by and among Montgomery Ward Direct, L.P., a Delaware limited partnership ("Seller"), and ValueVision Direct Marketing Company, Inc., a Minnesota corporation ("Purchaser").


                                 R E C I T A L S

         A. Seller is engaged in the specialty direct-mail catalogue business (the "Business").

         B. Seller desires to sell to Purchaser all of Seller's assets, properties and rights, other than the Excluded Assets, as herein defined (the "Purchased Assets"), and Purchaser desires to purchase the Purchased Assets, all on the terms and subject to the conditions contained in this Agreement.


                               A G R E E M E N T S

         Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           Purchase and Sale of Assets


         1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the Purchased Assets.

         1.2 Enumeration of Purchased Assets. The Purchased Assets shall include but are not limited to the following assets owned by Seller:

                  (a) all cash on hand and in banks, and other depositaries but in any event in an amount not less than $4,000,000;

                  (b) all inventory, including, without limitation, raw materials, work in process, finished goods, service parts and supplies (collectively, the "Inventory"), including without limitation the Inventory listed on Schedule 1.2(b);

                  (c) all furniture, fixtures, equipment, machinery, parts, computer hardware, racks, pallets, automobiles and trucks and all other tangible personal property (other than the Inventory) (collectively, the "Equipment"), including without limitation the Equipment listed on
         Schedule 1.2(c);

                  (d) all leasehold interests in personal property leased to Seller (the "Leased Personalty"), including without limitation the Leased Personalty listed on Schedule 1.2(d);

                  (e) Seller's entire leasehold interest as lessee of that certain real property commonly known as Interchange Tower, Suite 300, 600 South Highway 169, St. Louis Park, Minnesota 55426 (the "Leased Premises");

                  (f) all trade accounts receivable, notes receivable, negotiable instruments and chattel paper (collectively, the "Accounts Receivable"), including without limitation the Accounts Receivable listed on Schedule 1.2(f);

                  (g) all claims and rights (and benefits arising therefrom) with or against all persons whomsoever to the extent they are legally transferable by Seller;

                  (h) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids;

                  (i) all Intellectual Property (as herein defined), and all goodwill associated with the Intellectual Property;

                  (j) all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements to the extent they are legally transferable by Seller;

                  (k) all customer lists, customer records and information;

                  (l) all insurance policies;

                  (m) all rights in connection with prepaid expenses with respect to the assets being sold hereunder;

                  (n) all letters of credit, if any, issued to Seller;

                  (o) all computer software, including all documentation and source codes with respect to such software and licenses and leases of software to the extent they are legally transferable by Seller;

                  (p) all sales and promotional materials, catalogues and advertising literature;

                  (q) all rights of Seller under that certain Amended and Restated Services Agreement, dated as of June 5, 1996 between Seller and Fingerhut Corporation, a Minnesota corporation ("Fingerhut"); and

                  (r) all telephone numbers of Seller and all lock boxes to which Seller's account debtors remit payments.

         1.3 Excluded Assets. The Excluded Assets shall consist of the following items:

                  (a) all contracts with Seller's Affiliates (as herein defined);

                  (b) claims (and benefits to the extent they arise therefrom) that relate to liabilities other than the Assumed Liabilities (as herein defined) and assets other than the Purchased Assets;

                  (c) rights arising from prepaid expenses, if any, with respect to assets not being sold hereunder;

                  (d) tax refunds due from federal, state and local taxing authorities;

                  (e) Seller's rights under this Agreement;

                  (f) Seller's partnership agreement, minute and stock record books, and tax returns; and

                  (g) the service marks "Montgomery Ward" and "Montgomery Ward Direct".


                                   ARTICLE II

                            Assumption of Liabilities

         2.1 Agreement to Assume. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, the liabilities of Seller (and only those liabilities of Seller) which are enumerated in Section
2.2 (the "Assumed Liabilities"). All claims against and liabilities and obligations of Seller not specifically assumed by Purchaser pursuant to Section 2.2, including, without limitation, the liabilities enumerated in Section 2.3, are collectively referred to herein as the "Excluded Liabilities." Seller shall promptly pay and discharge when due all of the Excluded Liabilities.

         2.2 Description of Assumed Liabilities. The Assumed Liabilities shall consist of the following liabilities of Seller:

                  (a) all liabilities of Seller incurred in the ordinary course of business which are reflected on or reserved against in the Interim Financial Statements (as herein defined) which have not been discharged on or prior to the date hereof, to the extent such liabilities are so reflected or reserved against;

                  (b) liabilities of the type described in paragraph (a) of this
         Section 2.1 which, in accordance with generally accepted accounting principles ("GAAP"), were required to be reflected on or reserved against in the Interim Financial Statements but which were not fully reflected on or fully reserved against, in an aggregate amount not in excess of $250,000;

                  (c) all liabilities of Seller incurred in the ordinary course of business after the date of the Interim Financial Statements and prior to the date hereof which have not been discharged on or prior to the date hereof; and

                  (d) all executory liabilities of Seller under contracts, leases and other agreements which are included in the Purchased Assets and assigned to Purchaser.

         2.3 Excluded Liabilities. Notwithstanding Section 2.2 (and without implication that Purchaser is assuming any liability not expressly excluded by this Section 2.3 and, where applicable, without implication that any of the following would constitute Assumed Liabilities but for the provisions of this
Section 2.3), the following claims against and liabilities of Seller are excluded and shall not be assumed or discharged by Purchaser:

                  (a) any liabilities to any of Seller's Affiliates;

                  (b) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Purchaser or negotiations or agreements with Fingerhut;

                  (c) any liabilities of Seller for taxes, other than for sales taxes collected from customers;

                  (d) any liability for or related to indebtedness of Seller to banks, financial institutions or other persons or entities with respect to borrowed money or otherwise;

                  (e) any liabilities of Seller under those leases, contracts, insurance policies, commitments, sales orders, purchase orders and Permits which are not assigned to Purchaser pursuant to the provisions of this Agreement;

                  (f) any liabilities of Seller in connection with or arising out of the transfer or assignment of any lease, contract, commitment, or other agreement, including, without limitation, under any computer software agreement;

                  (g) any liabilities of Seller under collective bargaining agreements pertaining to employees of Seller; any liabilities of Seller to pay severance benefits to employees of Seller whose employment is terminated prior to the Closing Date or in connection with or following the sale of the Purchased Assets pursuant to the provisions hereof; or any liability under any Federal or state civil rights or similar law, or the so-called "WARN Act", resulting from the termination of employment of employees;

                  (h) product warranty liabilities of Seller with respect to products shipped on or prior to the Closing Date and products constituting finished goods inventory as of the Closing Date, to the extent such liabilities are not reserved against on the Interim Financial Statements;

                  (i) liabilities with respect to returns or allowances of products which were sold on or prior to the Closing Date or which constitute finished goods inventory as of the Closing Date and liabilities with respect to recalls of products sold prior to the Closing Date, whether required by a governmental body or otherwise, to the extent not reserved against on the Interim Financial Statements;

                  (j) any claims against or liabilities of Seller for injury to or death of persons or damage to or destruction of property (including, without limitation, any workmen's compensation claim) regardless of when said claim or liability is asserted, including, without limitation, any claim or liability for consequential or punitive damages in connection with the foregoing, to the extent not reserved against on the Interim Financial Statements;

                  (k) any liabilities for medical, dental, and disability (both long-term and short-term) benefits, whether insured or self-insured, accruing or based upon exposure to conditions, or aggravation of disabilities or conditions in existence, on or prior to the Closing Date or for claims incurred or disabilities commencing on or prior to the Closing Date, and any liability for the foregoing, regardless of when accrued and regardless of when any condition existed, which arises by virtue of an employment relationship at any time with Seller;

                  (l) any liabilities arising out of or in connection with any of Seller's employee welfare and pension benefit (including profit sharing) plans;

                  (m) any bonus or other compensation payments to Seller's employees which are owed by reason of the sale of the Purchased Assets, and any liabilities for salaries, wages, bonuses, vacation pay and other compensation which are owed to employees of Seller;

                  (n) any liabilities arising out of or in connection with any violation of a statute or governmental rule, regulation or directive; and

                  (o) without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by Purchaser pursuant to the provisions of Section 2.2.

         2.4 No Expansion of Third Party Rights. The assumption by Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had the Purchaser not assumed the Assumed Liabilities.


                                   ARTICLE III

                  Consideration, Manner of Payment and Closing


         1 Consideration. The consideration for the Purchased Assets shall consist of a Class P Warrant to purchase 1,484,993 shares of common stock, $.01 par value, of Purchaser's parent, ValueVision International, Inc., a Minnesota corporation ("VVI"), in the form attached hereto as Exhibit A (the "Warrant"), plus the aggregate book amount of the Assumed Liabilities (the "Purchase Price").

         2 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 am at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois, 60606 on the date hereof. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date". The Closing shall be effective for all purposes as of 12:01 a.m., Central Daylight Time, on the Closing Date.

         3 Manner of Satisfaction of the Consideration. At the Closing, Purchaser shall assume the Assumed Liabilities and deliver the Warrant to Seller. The Warrant shall (i) be subject to the terms of an Amended and Restated Warrant Agreement, dated of even date herewith, between Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW"), VVI and Purchaser, and (ii) have the benefits of an Amended and Restated Registration Rights Agreement, dated of even date herewith, between MW and VVI.

         4 Effect of Agreement. This Agreement shall be effective to convey, transfer and assign the Purchased Assets to Purchaser, and for Purchaser to assume the Assumed Liabilities, without the necessity for any further instruments of transfer, conveyance or assumption.

         5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").


                                   ARTICLE IV

                         Representations and Warranties

         1 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

                  (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of the State of Minnesota.

                  (b) Purchaser has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser.

                  (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser's Ancillary Documents.

                  (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Articles of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

                  (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

                  (f) Neither Purchaser nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

         2 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, except as set forth in the schedule delivered by Seller to Purchaser concurrently herewith and identified as the "Disclosure Schedule":

                  (a) Seller is a limited partnership duly organized, existing and in good standing under the laws of the State of Delaware. Seller has all necessary partnership power and authority to conduct the Business as the Business is now being conducted.

                  (b) Seller has qualified as a foreign limited partnership, and is in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

                  (c) Seller has full partnership power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller.

                  (d) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transactions contemplated by this Agreement and Seller's Ancillary Documents.

                  (e) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Agreement or Limited Partnership or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

                  (f) Copies of the balance sheet, statement of income and retained earnings, statement of cash flows, and notes to financial statements of Seller, as of and for the year ended December 29, 1995, and the unaudited balance sheet and statement of income of Seller as of and for the six month period ended June 28, 1996 (the "Interim Financial Statements"), are contained in the Disclosure Schedule. Said financial statements present fairly, in all material respects, the financial position of Seller as of the dates thereof, and the results of operations and cash flow of Seller for the periods covered by said statements, in accordance with GAAP, consistently applied, except (x) as disclosed therein, (y) in the case of the Interim Financial Statements, for normal year-end adjustments, and (z) in the case of the Interim Financial Statements for the omission of footnote disclosures required by GAAP.

                  (g) Seller has good title to, and the partnership power to sell, the Purchased Assets, free and clear of any liens, claims, encumbrances and security interests, except for the following liens:
         (i) statutory liens for taxes not yet due, (ii) liens of landlords, carriers, warehousemen, mechanics and materialmen for sums not yet due;
         (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and the like or to secure other performance and obligations; and (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Purchased Assets. The foregoing representation and warranty shall not apply to the Leased Premises.

                  (h) Since June 28, 1996, Seller has not:

                           (i) sold or transferred any material portion of its
                  assets or property, except for (A) sales of Inventory and (B) cash applied in payment of Seller's liabilities, in the usual and ordinary course of business;

                           (ii) suffered any material loss, or any material
                  interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                           (iii) made or suffered any change in the conduct or
                  nature of the Business which would, individually or in the aggregate, have a Material Adverse Effect;

                           (iv) waived any material rights other than in the
                  ordinary course of business;

                           (v) paid or declared any distributions to its
                  partners, or purchased or redeemed any of its partnership interests;

                           (vi) incurred any liability or obligation of any
                  kind, other than in the ordinary course of business; or

                           (vii) without limitation by the enumeration of any of
                  the foregoing, entered into any material transaction other than in the usual and ordinary course of business.

                  (i) The Disclosure Schedule lists and describes all material contracts, leases, and agreements to which Seller is a party and which relate to the conduct of the Business, including, without limitation: employment and employment related agreements; covenants not to compete; loan agreements; notes; security agreements; sales representative, distribution, franchise, advertising and similar agreements; leases and subleases of Leased Personalty or the Leased Premises; license agreements; purchase orders and purchase contracts and sales orders and sales contracts. All contracts, leases, subleases and other instruments referred to in this paragraph 4.3(i) are binding upon the parties thereto. No default by Seller has occurred thereunder and, to Seller's knowledge, no default by the other contracting parties has occurred thereunder, which default would, individually or in the aggregate, have a Material Adverse Effect.

                  (j) Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, which default or acceleration would, individually or in the aggregate, have a Material Adverse Effect, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

                  (k) Seller possesses all licenses, permits, registration and governmental approvals (the "Permits") which are required in order for the Seller to conduct the Business as presently conducted where the failure to possess such Permits would have a Material Adverse Effect. The Disclosure Schedule contains a complete list of all Permits issued to Seller.

                  (l) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's knowledge, overtly threatened, against Seller or its Affiliates, or with respect to the consummation of the transaction contemplated hereby, or the use of the Purchased Assets (whether used by Purchaser after the Closing or by Seller prior thereto) which if decided adversely to Seller would have a Material Adverse Effect.

                  (m) Seller is not in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which its properties, assets, personnel, business activities or the Leased Premises are subject or to which it, itself, is subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, and discrimination, which violation or delinquency would have a Material Adverse Effect.

                  (n) The Leased Premises are leased to Seller pursuant to written leases, copies of which are attached to the Disclosure Schedule. Seller is not in default under any material term of any agreement relating to the Leased Premises nor, to Seller's knowledge, is any other party thereto in material default thereunder.

                  (o) Each material (i) trademark, service mark, slogan, trade name, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), including information regarding each registration and pending application to register any such Trademarks;
         (ii) common law Trademark; (iii) patent on and pending application to patent any technology or design; (iv) registration of and application to register any copyright; and (v) license of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, and know-how, whether to or by Seller, is listed in the Disclosure Schedule. The scheduled rights are referred to herein collectively as the "Intellectual Property".

                  (p) Seller has no knowledge: (i) that any other person or entity claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (ii) of any claim that any third party asserts ownership rights in any of the Intellectual Property; (iii) of any claim that Seller's use of any Intellectual Property infringes any right of any third party; and (iv) that any third party is infringing any of Seller's rights in any of the Intellectual Property.

                  (q) Neither Seller, nor any of its Affiliates, has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the parties to each other.

         3 Limitation on Warranties. Except as expressly set forth in Section 4.2, Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the Purchased Assets or the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

         4 Definition of Knowledge. For the purposes of this Agreement, the knowledge of Seller shall be deemed to be limited to the actual knowledge as of the Closing Date of Bernard F. Brennan, John W. Workman, Spencer H. Heine and Philip Hartung, without giving effect to imputed knowledge.


                                    ARTICLE V

                             Post-Closing Agreements

         1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article V.

         2 Inspection of Records. Seller and Purchaser shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of Seller, or the Assumed Liabilities. As used in this
Section 5.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

         3 Payments of Accounts Receivable. In the event Seller shall receive any instrument of payment of any of the Accounts Receivable, Seller shall forthwith deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.

         4 Products Liability Insurance. For a period of five years commencing on the Closing Date, Purchaser shall maintain policies of products liability insurance naming Seller as an additional insured and covering the operations of the Business with coverages and limits which are comparable to those maintained from time to time by Purchaser with respect to its own business.

         5 Non-Assignment. Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign to Purchaser any contract, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser.

         6 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

         7 Right of Endorsement, Etc. Effective upon the Closing, Seller hereby constitutes and appoints Purchaser and its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser, or the name of the Seller, on behalf of and for the benefit of Purchaser, to collect all items being sold, transferred, conveyed and assigned to Purchaser as provided herein, to endorse, without recourse, notes and other instruments constituting or relating to the Assets in the name of the Seller, to institute and prosecute, in the name of the Seller or otherwise, all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets and to do all such acts and things in relation thereto as Purchaser may deem advisable. The foregoing powers are coupled with an interest and shall be irrevocable by Seller, directly or indirectly, whether by the dissolution of the Seller or in any manner or for any reason.


                                   ARTICLE VI

                              Intentionally Omitted



                                   ARTICLE VII

                                 Indemnification

         1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation thereof.

         2 Indemnification Obligations of Seller. Subject to the provisions of
Section 7.3, Seller shall indemnify, save and keep harmless Purchaser and its successors and permitted assigns ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                  (a) any material inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

                  (b) any material breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article
         VII); and

                  (c) the failure to discharge any liability or obligation of Seller other than the Assumed Liabilities.

         3 Limitation on Seller's Indemnification Obligations. Seller's obligations pursuant to the provisions of Section 7.2 are subject to the following limitations:

                  (a) the Purchaser Indemnitees shall not be entitled to recover under Section 7.2(a): (i) until the total amount which Purchaser would recover under Section 7.2(a), but for this Section 7.3(a), exceeds $100,000, and then only for the excess over $100,000; (ii) unless a claim for Damages has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller prior to April 1, 1998; or (iii) if at or before the time of Closing Mark Payne or Stuart Romenesko had actual knowledge of the misrepresentation or breach of warranty;

                  (b) the Purchaser Indemnitees shall not be entitled to recover under Section 7.2(b) or (c) hereof if indemnification is also available under Section 7.2(a) hereof;

                  (c) the Purchaser Indemnitees shall not be entitled to recover under Section 7.2:

                           (i) WITH RESPECT TO CONSEQUENTIAL DAMAGES, INCLUDING
                  CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR WITH RESPECT TO PUNITIVE DAMAGES;

                           (ii) to the extent aggregate Damages under Section
                  7.3(a) exceed $10,000,000; and

                           (iii) to the extent the Damages are covered by
                  insurance (including title insurance) held by Purchaser.

         4 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                  (a) any material inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

                  (b) any material breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VII); or

                  (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities.

         5 Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof with respect to any matter which is the subject of this Article VII. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.


                                  ARTICLE VIII

                                  Miscellaneous

         1 References. The following terms are defined in the Agreement:


                  Term                                      Section
                  ----                                      -------
                  Accounts Receivable                       1.2(f)
                  Affiliate                                 4.1(f)
                  Agreement                                 Preamble
                  Assumed Liabilities                       2.1
                  Business                                  Recitals
                  Closing                                   3.2
                  Closing Date                              3.2
                  Code                                      3.5
                  Control                                   4.1(f)
                  Damages                                   7.1
                  Disclosure Schedule                       4.2
                  Employee(s)                               6.1
                  Equipment                                 1.2(b)
                  ERISA                                     6.2
                  GAAP                                      2.2(a)
                  Intellectual Property                     4.2(o)
                  Interim Financial Statements              4.2(f)
                  Inventory                                 1.2(b)
                  Leased Personalty                         1.2(d)
                  Leased Premises                           1.2(e)
                  Material Adverse Effect                   4.2(b)
                  MW                                        3.3
                  Permits                                   4.2(k)
                  Purchased Assets                          Recitals
                  Purchase Price                            3.1
                  Purchaser                                 Preamble
                  Purchaser Indemnitees                     7.2
                  Purchaser's Ancillary Documents           4.1(b)
                  Seller                                    Preamble
                  Seller's Ancillary Documents              4.2(c)
                  VVI                                       3.1
                  Trademarks                                4.2(o)
                  Warrant                                   3.1
                  Welfare Plans                             6.2

         2 Sales and Transfer Taxes. Purchaser shall pay all sales, use, transfer and conveyance taxes arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement.

         3 Publicity. Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of the Seller and Purchaser.

         4 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

                     If to Seller,
                     addressed to:

                     Montgomery Ward Direct, L.P.
                     Interchange Tower, Suite 300
                     600 South Highway 169
                     St. Louis Park, Minnesota 55426
                     Attention:  Chief Executive Officer

                     with a copy to:

                     Altheimer & Gray
                     10 South Wacker Drive
                     Suite 4000
                     Chicago, Illinois  60606
                     Attention: David W. Schoenberg
                     Telecopier:  (312) 715-4800

                     If to Purchaser,
                     addressed to:

                     ValueVision International, Inc.
                     6740 Shady Oak Road
                     Minneapolis, Minnesota  55344
                     Attention:  Chief Executive Officer

                     with a copy to:

                     Maslon, Edelman, Borman & Brand, a professional limited liability partnership
                     3300 Norwest Center
                     90 South Seventh Street
                     Minneapolis, Minnesota  55402-4140
                     Attention:  William M. Mower

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.4.

         5 Expenses. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

         6 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant hereto constitute the entire agreement between the parties. Each exhibit and the Disclosure Schedule shall be considered incorporated into this Agreement. Any matter which is disclosed in any portion of the Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and Seller's Ancillary Documents. The parties make no representations or warranties to each other, except as contained in this Agreement. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement.

         7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         8 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.

         9 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

         10 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

         11 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

         12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                 SELLER:

                                 MONTGOMERY WARD DIRECT, L.P.

                                 By:  MW Direct General, Inc.,
                                      the general partner
                                      By:  /s/ John Workman
                                      Its: Treasurer

                                  PURCHASER:

                                      VALUEVISION DIRECT MARKETING
                                      COMPANY, INC.

                                      By:  /s/ Robert L. Johander
                                      Its: Chairman and Chief Executive Officer